UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 23, 2008

MILLER PETROLEUM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	033-02249-FW	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(423) 663-9457

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2008 Miller Petroleum, Inc. hired Mr. Paul W. Boyd to serve as its Chief Financial Officer, replacing Mr. Lyle H. Cooper who had resigned as the Chief Financial Officer of effective immediately. There were no disagreements between the company and Mr. Cooper, who remains with the company and will continue to provide various financial and accounting services to us.

Prior to joining Miller Petroleum, from 2001 until August 2008 Mr. Boyd, 50, was Chief Financial Officer and Treasurer of IdleAire Technologies Corporation, a Knoxville, Tennessee company which provides a patented system that enables long haul truck drivers to park their trucks for extended periods of time while still using the heat, air conditioning and many other amenities. From 1999 to 2000 Mr. Boyd was Chief Financial Officer of United States Internet, Inc., a Knoxville, Tennessee company which was a subsidiary of Earthlink Company. From 1996 to 1999 he was Treasurer of Clayton Home, Inc., a manufacturer of manufactured housing which is a subsidiary of Berkshire Hathaway, Inc. Mr. Boyd received a B.B.A. in Accounting from the University of Houston and is a certified public accountant.

We anticipate that we will enter into a one year employment agreement with Mr. Boyd. We have agreed to pay Mr. Boyd a base salary of $120,000 on an annualized basis for the balance of calendar year which will be increased to a base salary of $185,000 on an annualized basis for the period of January 1, 2009 through September 30, 2009. In addition, we granted Mr. Boyd options to purchase 250,000 shares of our common stock with an exercise price equal to fair market value on the date of grant, vesting as follows:

•	options to purchase 125,000 shares vest in 90 days,
•	options to purchase 62,500 shares vest at such time as we have raised at least $7.5 million in capital, and
•	options to purchase the remaining 62,500 options vest at such time as we have raised at least $15 million in capital.

We anticipate that the employment agreement will contain other terms and conditions which are customary to executive employment agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.

Date: September 30, 2008	By: /s/ Scott M. Boruff Scott M. Boruff, Chief Executive Officer